Exhibit 16.1

April 13, 2015

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Theron Resource Group

Dear Sir or Madam:

We have read the statements made by Theron Resource Group (the "Company"), which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying public accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made by the Company under Item 4.01.

Very truly yours,

/s/ Weinberg & Co., P.A.